Exhibit 99.1

Blount International Acquires SpeeCo

PORTLAND, OR – August 10, 2010 – Blount International, Inc. (NYSE: BLT) (“Blount”), a leader in the manufacturing, marketing, and distribution of replacement parts, equipment, and accessories for the global forestry, lawn and garden, and construction industries, today announced the acquisition of SP Companies, Inc. and its wholly-owned subsidiary, SpeeCo, Incorporated (“SpeeCo”), a Golden, Colorado-based supplier of log splitters, post-hole diggers, tractor three-point linkage parts and equipment, and farm accessories. Blount purchased all of the stock of SpeeCo for approximately $90 million in cash, subject to certain adjustments, and funded the acquisition utilizing its new credit facility.

The acquisition of SpeeCo is expected to provide several benefits to Blount:

●	Expands product lines and expertise in whole goods and farm and ranch markets
●	Establishes a platform for further growth in the farm, ranch, and agricultural end markets
●	Adds well known brands to the Blount portfolio
●	Improves low-cost country product sourcing capabilities
●	Produces profit and cash flow that are accretive in the near-term

“Blount’s acquisition of SpeeCo will provide an immediate, substantial entry into products and markets that complement our existing businesses,” stated Josh Collins, Blount’s Chairman and Chief Executive Officer. “SpeeCo’s well known and respected farm and ranch brands and experienced management team, coupled with our global distribution network, provide attractive growth opportunities. We intend to utilize fully the strengths of each company to realize the benefits of this acquisition.”

In the twelve months ended July 31, 2010, SpeeCo’s revenue was $77.1 million, operating income was $8.2 million, and adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) amounted to $13.1 million. Revenue has grown from approximately $53.3 million in 2006 to current levels, representing a compound annual growth rate of approximately 10.8%.

The acquisition is expected to be accretive to profit and cash flow in the near term. Commenting on SpeeCo’s profitability and cash generation profile, Blount’s Senior Vice President and Chief Financial Officer, Calvin Jenness, stated, “Earnings before interest, taxes, and amortization (“adjusted EBITA”) for the twelve months ended July 31, 2010 was $12.6 million. This metric indicates a solid profit to cash conversion rate that will be accretive to Blount’s cash generation profile. While we will experience non-cash charges related to purchase accounting in calendar year 2010, SpeeCo is expected to be accretive to Blount profit in 2011.”

Under the corporate structure going forward, Paul Valas, President and Chief Executive Officer of SpeeCo, will report to Mr. Collins and join the Blount senior leadership team. “We are excited about Blount’s acquisition of SpeeCo and look forward to continuing our history of providing industry-leading, high quality products to our customers,” Mr. Valas commented. “Blount brings a wealth of resources to SpeeCo, particularly a global distribution network, which will help drive our continued growth.”

Founded in 1957, SpeeCo is the North American market leader in the manufacturing of log splitters and a leading distributor of parts and accessories to farm, ranch, and related markets. A key customer demographic for SpeeCo is the growing “ruralist” market segment, which consists of landowners who purchase outdoor equipment and supplies largely from farm and ranch retail and farm equipment dealers. SpeeCo’s corporate headquarters and operations are located in Golden, Colorado. SpeeCo also has an office in Changzhou, China, where sourcing and engineering personnel are located. SpeeCo markets its products under a variety of brands, including SpeeCo® and Farmex.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden, and outdoor power equipment sectors, and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount sells its products in more than 100 countries around the world. For more information about Blount and the SpeeCo acquisition, please visit our website at http://www.blount.com/.

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Forward looking statements in this release, including without limitation the Company’s outlook, expectations, beliefs, plans, indications, estimates, anticipations, guidance, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, the presumed relationship between backlog, and future sales trends, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Select Financial Data
	Twelve Months Ended,
(In thousands)	December 31, 2009	July 31, 2010
Sales	$71,290	$77,077
Adjusted EBITA and Adjusted EBITDA
Operating Income	$5,314	$8,174
Plus: Amortization Plus: Non-recurring expenses	4,269 438	3,974 438
Adjusted EBITA	$10,021	$12,586
Depreciation	461	495
Adjusted EBITDA	$10,482	$13,081

EBITA: Earnings before Interest, Taxes, and Amortization
EBITDA: Earnings before Interest, Taxes, Depreciation, and Amortization